EXHIBIT 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696       Fax (973) 402-4042

WIRELESS TELECOM GROUP APPOINTS CEO AND ANNOUNCES THIRD
QUARTER 2009 FINANCIAL RESULTS

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

For Immediate Release

Monday, November 16, 2009

Parsippany, N.J. – Wireless Telecom Group, Inc. (NYSEAmex: WTT) (the“Company”) The Board of Directors is pleased to announce that effective November 12, 2009, the Board has elected Paul Genova, the Corporation’s President, CFO and Acting CEO, to serve as its CEO. Mr. Savio Tung the Chairman of the Board of the Corporation stated, “We are pleased to appoint Paul, a skilled, seasoned executive whose performance with the Corporation demonstrates his ability to succeed in this leadership role.”

The Company also announced today its results for the third quarter and nine months ended September 30, 2009.

For the quarter ended September 30, 2009, the Company reported net sales of $13,124,000, compared to $13,609,000 for the same period in 2008. For the third quarter of 2009, the Company reported net income of $163,000, or $0.01 per diluted share, compared to a net (loss) of $(510,000), or $(0.02) per diluted share, for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company reported net sales of $35,989,000, compared to $39,605,000 for the same period in 2008. The Company also reported a net (loss) of $(200,000), or $(0.01) per diluted share, for the first nine months of 2009, compared to a net (loss) of $(2,029,000), or $(0.08) per diluted share, for the same period of 2008.

Mr. Genova stated “I am encouraged by our progress in the third quarter while significant economic and market challenges remain. We will continue to focus on maintaining a strong balance sheet and positive cash flows. We remain committed to continued progress through enhanced operational effectiveness and revenue growth with increased profitability in order to provide value to our shareholders”

About Wireless Telecom Group

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab, Noisecom, and Willtek brands. Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise generators, and mobile phone testing solutions. The Company serves both commercial and government markets with workflow-oriented, built-for-purpose solutions in cellular/mobile, WiFi, WiMAX, private mobile radio, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696       Fax (973) 386-9191

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)

	2009	2008	2009	2008
Statement of Operations Data:
Net sales	$13,124	$13,609	$35,989	$39,605

Gross profit	6,370	6,876	17,557	19,256

Operating expenses
Research and development	1,642	1,804	5,200	5,725
Sales and marketing	2,614	2,903	7,621	8,686
General and administrative	1,797	2,260	5,244	6,561
Total operating expenses	6,053	6,967	18,065	20,972

Interest and other expense (income)	72	258	10	(286)

Income (loss) before income taxes	245	(349)	(518)	(1,430)

Net income (loss)	$163	$(510)	$(200)	$(2,029)

Net (loss) per common share:
Basic	$.01	$(.02)	$(.01)	$(.08)

Diluted	$.01	$(.02)	$(.01)	$(.08)

Weighted average shares outstanding:
Basic	25,658	25,658	25,658	25,731
Diluted	25,658	25,658	25,658	25,731

	September 30,	December 31,
	2009	2008
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$12,785	$6,627
Investment in short-term securities	$1,036	$5,016

Working capital	$25,257	$24,794

Total assets	$41,886	$43,533

Total liabilities	$11,031	$12,855

Shareholders’ equity	$30,855	$30,678